Exhibit 99.1

United Fire Group, Inc. Reports 2013 Earnings Per Share of $2.98 and Other Fourth Quarter and Year End Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (NASDAQ OMX: UFCS), February 18, 2014 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights:

Quarter Ended December 31, 2013		Year Ended December 31, 2013
Operating income(1) per diluted share(2)	$1.00	Operating income(1) per diluted share(2)	$2.76
Net income per diluted share(2)	$1.04	Net income per diluted share(2)	$2.98
Net realized investment gains per share(2)	$0.04	Net realized investment gains per share(2)	$0.22
Catastrophe losses(3) per share(2)	$0.08	Catastrophe losses(3) per share(2)	$0.77
GAAP combined ratio	89.0%	GAAP combined ratio	94.8%
		Book value per share	$30.87
		Return on equity(4)	10.1%

United Fire Group, Inc. (the “Company”) today reported consolidated operating income(1) of $1.00 per diluted share for the three-month period ended December 31, 2013 (the "fourth quarter") compared to an operating loss(1) of $0.12 per diluted share for the same period in 2012. For the year ended December 31, 2013, the Company reported consolidated operating income of $2.76 per diluted share compared to net operating income of $1.44 per diluted share for the same period in 2012.

The Company reported consolidated net income, including investment gains and losses, of $26.5 million ($1.04 per diluted share) for the quarter ended December 31, 2013 and consolidated net income of $76.1 million ($2.98 per diluted share) for the year ended December 31, 2013, compared to consolidated net losses of $2.4 million ($0.10 per diluted share) and consolidated net income of $40.2 million ($1.58 per diluted share), respectively, for the same periods in 2012.

"I am pleased with our 2013 results," stated Randy Ramlo, President and Chief Executive Officer. "We have worked diligently to implement an aggressive strategic plan over the last few years and our current results are a direct reflection of the endeavors of our entire workforce to execute that strategic plan. We do attribute a portion of our successful year to a more normal catastrophe loss environment and a continuation of an improved premium rate environment, but I cannot stress enough the importance of a unified workforce in achieving financial success."

____________________
(1) Operating income (loss) is a commonly used non-GAAP financial measure of net income (loss) excluding realized investment gains and losses and related federal income taxes. Because our calculation may differ from similar measures used by other companies, investors should be careful when comparing our measure of operating income to that of other companies. Management evaluates this measure and ratios derived from this measure because we believe it better represents the normal, ongoing performance of our business. See Supplemental Tables - Financial Highlights for a reconciliation of operating income to net income.
(2) Per share amounts are after tax.
(3) Catastrophe losses is a commonly used non-GAAP financial measure that uses the designations of the Insurance Services Office (ISO) and is reported with loss and loss settlement expense amounts net of reinsurance recoverables, unless specified otherwise.
(4) Return on equity is calculated by dividing annual/annualized net income by average year-to-date equity.

"For the quarter," continued Ramlo, "consolidated net written premiums increased 5.5 percent due primarily to additional rate increases in our commercial lines of business; consolidated net premiums earned increased 5.7 percent due to a third consecutive rate increase on renewals; net investment income increased 18.5 percent primarily due to the change in value of our investments that are accounted for under the equity method of accounting; and a 7.3 percent increase in total revenues compared to fourth quarter 2012."

The Company recognized consolidated net realized investment gains of $1.4 million during the fourth quarter and $8.7 million for the year ended December 31, 2013, compared to net realized investment gains of $0.8 million and $5.5 million for the same periods in 2012.

Consolidated net investment income was $30.0 million for the fourth quarter and $112.8 million for the year ended December 31, 2013, an increase of 18.5 percent for the quarter and an increase of 0.8 percent for the year, compared to net investment income of $25.3 million and $111.9 million for the same periods in 2012.

Consolidated net unrealized investment gains, net of tax, totaled $116.6 million as of December 31, 2013, a decrease of $27.5 million or 19.1 percent, since December 31, 2012. The decrease in unrealized gains was driven by a decrease in the fair value of our fixed maturity investment portfolios due to rising interest rates, partially offset by an increase in the fair value of the equity portfolios.

"Our investment portfolios continue to perform as expected," stated Ramlo. "We continue to see a decline in the fair value of our bond portfolios due to increases in interest rates with a favorable offset due to equity portfolios that are currently performing consistently with the S&P 500." stated Ramlo. "Our investment portfolios are structured to perform well during periods of rising interest rates and in time, we expect to see improvement in net investment income as a result."

Total consolidated assets as of December 31, 2013 were $3.7 billion, which included $3.1 billion of invested assets. The Company's book value was $30.87 per share, which is an increase of $1.97 per share or 6.8 percent from December 31, 2012. The increase is primarily attributed to net income of $76.1 million, and an increase of $19.4 million in other comprehensive income related to the change in the liability of the defined benefits pension and welfare plans caused by asset appreciation and a favorable change in the discount rate used to value the plan liabilities. These increases to book value were offset by a decrease in unrealized investment gains of $27.5 million, net of tax, and the payment of stockholder dividends of $17.5 million.

The Company's return on equity was 10.1 percent for the year ended December 31, 2013 compared to 5.6 percent in 2012.

P&C Segment

Net income for the property and casualty insurance segment, including net realized investment gains and losses, totaled $23.2 million ($0.91 per diluted share) for the fourth quarter, compared to a net loss of $4.1 million ($0.16 per diluted share) for the fourth quarter of 2012. For the year ended December 31, 2013, net income totaled $67.5 million ($2.64 per diluted share), compared to net income of $33.5 million ($1.31 per diluted share) for the same period in 2012.

Net premiums earned increased 8.9 percent to $182.4 million for the fourth quarter, compared to $167.5 million in the same period in 2012. For the year ended December 31, 2013, net premiums earned increased 10.3 percent to $694.2 million, compared to $629.4 million for the same period in 2012.

"Competitive market conditions were unchanged on most renewals; however, we are experiencing some increased competitiveness on large commercial accounts, and competitive market conditions persisted on new business during the quarter," stated Ramlo. "Commercial lines renewal pricing increased in all regions with average percentage increases in the upper-single digits on most small and mid-market accounts and double digit increases on accounts with under-performing experience. Personal lines pricing decelerated slightly due to a slight decline in the amount of increases in the homeowners line of business from high-single digit increases to mid-single digit increases. Overall, rate increases on renewals in the fourth quarter were greater than the previous quarter. We are optimistic about our ability to get rate increases for the next two or three quarters."

"Premiums written from new business remained strong and up from the same quarter a year ago, but down from third quarter 2013," continued Ramlo. "Our success ratio on quoted accounts was up from the third quarter and remains strong as new business pricing held steady."

Catastrophe losses totaled $3.0 million ($0.08 per share after tax) and $30.2 million ($0.77 per share after tax) for the three- and twelve-month periods ended December 31, 2013, respectively, compared to $30.2 million ($0.77 per share after tax) and $64.7 million ($1.65 per share after tax) for the same periods in 2012.

"Fourth quarter catastrophe losses were well below catastrophe losses for fourth quarter of 2012 because there was no Super Storm Sandy in 2013," stated Ramlo. "Year-to-date catastrophe losses were significantly less than 2012 as well. Our expectations for catastrophe losses in any given year are approximately 6.0 percentage points of our combined ratio. In 2013, catastrophe losses have added 4.4 percentage points to the combined ratio, compared to 10.3 percentage points during 2012."

The property and casualty insurance segment experienced $8.5 million of favorable development in our net reserves for prior accident years during the fourth quarter and $57.5 million for the year ended December 31, 2013. Development amounts can vary significantly from quarter-to-quarter and year-to-year depending on a number of factors, including the number of claims settled and the settlement terms, and are subject to reallocation between accident years and lines of business.

The GAAP combined ratio decreased 22.1 percentage points to 89.0 percent for the fourth quarter 2013, compared to 111.1 percent for the same period of 2012. For the year ended December 31, 2013, the combined ratio decreased by 6.4 percentage points to 94.8 percent as compared to 101.2 percent for the same period of 2012.

"We are pleased that our rate increases and underwriting initiatives produced nearly one point of improvement in our net loss ratio (excluding catastrophes) for 2013 despite slightly less benefit from prior year reserve development," stated Ramlo.

Expense Levels

The expense ratio for the fourth quarter was 31.4 percentage points, compared to 29.5 percentage points for the fourth quarter of 2012. For the year ended December 31, 2013, the expense ratio increased slightly to 31.8 percentage points, compared to 31.5 percentage points for the same period in 2012.

"As a rule, we would prefer our expense ratio to be slightly lower than experienced in 2013; however, the expense ratio is a direct reflection of additional agent profit sharing attributed to more profitable accounts being placed on our book of business, and employee benefits," stated Ramlo. "Even so, we continue to believe that there is some room for improvement as additional expense reductions are realized as we complete the integration of the Mercer Insurance Group acquisition. "

Life Segment

Net income for the life insurance segment totaled $3.3 million ($0.13 per share) and $8.7 million ($0.34 per share) in the three- and twelve-month periods ended December 31, 2013, respectively, compared to $1.7 million ($0.07 per share) and $6.7 million ($0.26 per share), respectively, for the same periods of 2012.

Net premiums earned decreased 22.4 percent and 7.5 percent in the three- and twelve-month periods ended December 31, 2013, respectively, compared to the same periods of 2012.

“Our life subsidiary continues to experience growth in sales of its traditional life insurance products, with the exception of the single premium whole life product, and to grow its geographical footprint,” stated Ramlo. “Our focus remains on properly pricing products in the low interest rate environment. We have had good success in the latter half of 2013 as we increased renewals of our annuity products. We were also diligent in properly pricing our products. The end result has been a slowing of net cash outflow, improved margins, and an increase in net income.”

Net investment income increased 7.7 percent for fourth quarter, but decreased 5.1 percent for the twelve-month period ended December 31, 2013, compared to the same periods of 2012. The life segment investment portfolio did not perform as well in 2013 as the P&C portfolio due to the fact that the life portfolio is more heavily weighted in fixed maturity assets and therefore, more negatively impacted by the current low interest rate environment.

Loss and loss settlement expenses decreased 5.8 percent for the quarter and increased 4.3 percent for the year ended December 31, 2013, compared to the same periods of 2012.

The increase in liability for future policy benefits decreased in the fourth quarter and year-to-date, compared to the same periods in 2012 due to the increase in net withdrawals of annuity products and the decline in sales of our single premium whole life product.

Deferred annuity deposits more than doubled in the fourth quarter of 2013 due to crediting rate increases which occurred in the latter half of 2013 and increased 18.1 percent for the year ended December 31, 2013, compared with the same periods in 2012.

Net cash outflow related to the Company's annuity business was $14.5 million in the fourth quarter and $77.7 million for the year ended December 31, 2013, compared to a net cash outflows of $23.5 million and $42.3 million in the same periods of 2012. This result is attributed to the activity described previously.

Capital Management

During the fourth quarter, we declared and paid an $0.18 per share cash dividend to stockholders of record on December 2, 2013. We have paid a quarterly dividend every quarter since March 1968.

Under our share repurchase program, we may purchase United Fire common stock from time to time on the open market or through privately negotiated transactions. The amount and timing of any purchases will be at management's discretion and will depend upon a number of factors, including the share price, general economic and market conditions, and corporate and regulatory requirements. During the fourth quarter, we purchased 56,026 shares of our common stock for $1.5 million, at an average cost of $27.58 per share. In the year ended December 31, 2013, we purchased 59,603 shares of our common stock for $1.6 million, at an average cost of $27.58 per share. We are authorized by the Board of Directors to purchase an additional 1,070,117 shares of common stock under our share repurchase program, which expires in August 2014.

Other Disclosures

On February 1, 2014, the Company opened a new branch office in California ("UFG Specialty") to write excess and surplus contracts. For now, the branch will only write business in the states of California, Oregon, Nevada and Arizona and the first policies will be effective in first quarter 2014.

On December 16, 2013, the Company expanded its Cedar Rapids, Iowa campus by purchasing the American Building, which is located adjacent to existing campus properties. For now, the building will constitute property held for rental income as management explores potential opportunities.

Earnings Call Access Information

An earnings call will be held at 9:00 am Central Standard Time on February 18, 2014 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's fourth quarter and year ended December 31, 2013 results.

Teleconference: Dial-in information for the call is toll-free 1-877-407-8291. The event will be archived and available for digital replay through March 4, 2014. The replay access information is toll-free 1-877-660-6853; conference ID no. 13574619.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at http://ir.unitedfiregroup.com/events.cfm. The archived audio webcast will be available until March 4, 2014.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About United Fire Group, Inc.

Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc., through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance and selling annuities.

Through our subsidiaries, we are licensed as a property and casualty insurer in 43 states, plus the District of Columbia, and we are represented by approximately 1,200 independent agencies. The United Fire pooled group is rated "A" (Excellent) by A.M. Best Company.

Our subsidiary, United Life Insurance Company, is licensed in 37 states, represented by approximately 1,000 independent life agencies and rated an "A-" (Excellent) by A.M. Best Company.

For more information about United Fire Group, Inc. visit www.unitedfiregroup.com. or contact:

Anita Novak, Director of Investor Relations, 319-399-5251 or alnovak@unitedfiregroup.com

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expect(s),” “anticipate(s),” “intends(s),” “plan(s),” “believe(s)” “continue(s),” “seek(s),” “estimate(s),” “goal(s),” “target(s),” “forecast(s),” “project(s),” “predict(s),” “should,” “could,” “may,” “will continue,” “might,” “hope,” “can” and other words and terms of similar meaning or expression in connection with a discussion of future operating, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission (the"SEC") on March 4, 2013 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed with the SEC on November 5, 2013. The risks identified in such reports are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Supplemental Tables

Financial Highlights
	Three Months Ended December 31,			Years Ended December 31,
(In Thousands Except Shares and Per Share Data)	2013	2012	Change %	2013	2012	Change %
Revenue Highlights
Net premiums earned	$197,443	$186,870	5.7%	$754,846	$694,994	8.6%
Net investment income	30,038	25,345	18.5%	112,799	111,905	0.8%
Total revenues	228,994	213,317	7.3%	877,042	813,243	7.8%
Income Statement Data
Operating income (loss)	25,587	(2,935)	NM	70,488	36,668	92.2%
After-tax net realized investment gains	939	517	81.6%	5,652	3,544	59.5%
Net income (loss)	$26,526	$(2,418)	NM	$76,140	$40,212	89.3%
Diluted Earnings Per Share Data
Operating income (loss)	$1.00	$(0.12)	NM	$2.76	$1.44	91.7%
After-tax net realized investment gains	0.04	0.02	100.0%	0.22	0.14	57.1%
Net income (loss)	$1.04	$(0.10)	NM	$2.98	$1.58	88.6%
Catastrophe Data
Pre-tax catastrophe losses	$3,030	$30,176	(90.0)%	$30,216	$64,722	(53.3)%
Effect on after-tax earnings per share	0.08	0.77	(89.6)%	0.77	1.65	(53.3)%
Effect on combined ratio	1.7%	18.0%	(90.6)%	4.4%	10.3%	(57.3)%

GAAP combined ratio	89.0%	111.1%	(19.9)%	94.8%	101.2%	(6.3)%
Return on equity				10.1%	5.6%	80.4%
Cash dividends declared per share	$0.18	$0.15	20.0%	$0.69	$0.60	15.0%
Diluted weighted average shares outstanding	25,585,989	25,387,237	0.8%	25,531,375	25,504,526	0.1%
NM = Not meaningful.

Consolidated Income Statement
	Three Months Ended December 31,		Years Ended December 31,
(In Thousands)	2013	2012	2013	2012
Revenues
Net premiums written(1)	$184,050	$174,381	$783,463	$720,881
Net premiums earned	$197,443	$186,870	$754,846	$694,994
Investment income, net of investment expenses	30,038	25,345	112,799	111,905
Net realized investment gains (losses)
Other-than-temporary impairment charges	—	—	(139)	(4)
All other net realized gains	1,445	795	8,834	5,457
Net realized investment gains	1,445	795	8,695	5,453
Other income	68	307	702	891
Total Revenues	$228,994	$213,317	$877,042	$813,243

Benefits, Losses and Expenses
Losses and loss settlement expenses	$109,741	$141,700	$458,814	$459,706
Increase in liability for future policy benefits	11,105	14,786	37,625	43,095
Amortization of deferred policy acquisition costs	40,121	36,937	153,677	141,834
Other underwriting expenses	22,551	18,094	89,861	81,125
Interest on policyholders’ accounts	8,137	9,799	35,163	41,409
Total Benefits, Losses and Expenses	$191,655	$221,316	$775,140	$767,169

Income (loss) before income taxes	37,339	(7,999)	101,902	46,074
Federal income tax expense (benefit)	10,813	(5,581)	25,762	5,862
Net income (loss)	$26,526	$(2,418)	$76,140	$40,212
(1) Data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

Consolidated Balance Sheet
	December 31, 2013	December 31, 2012
(In Thousands)
Total invested assets:
Property and casualty segment	$1,446,287	$1,343,295
Life insurance segment	1,603,850	1,701,068
Total cash and investments	3,142,330	3,151,829
Total assets	3,720,672	3,694,653
Future policy benefits and losses, claims and loss settlement expenses	$2,432,783	$2,470,087
Total liabilities	2,937,839	2,965,476
Net unrealized investment gains, after-tax	$116,601	$144,096
Total stockholders’ equity	782,833	729,177

Property and casualty insurance statutory capital and surplus (1)(2)	$665,772	$585,986
Life insurance statutory capital and surplus(2)	157,974	158,720
(1) Because United Fire & Casualty Company owns United Life Insurance Company, property and casualty insurance statutory capital and surplus includes life insurance statutory capital and surplus and therefore represents our total consolidated statutory capital and surplus.
(2) Data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

Property & Casualty Insurance Financial Results
	Three Months Ended December 31,		Years Ended December 31,
(In Thousands)	2013	2012	2013	2012
Revenues
Net premiums written(1)	$169,026	$155,028	$722,821	$655,331
Net premiums earned	$182,411	$167,509	$694,192	$629,411
Investment income, net of investment expenses	11,868	8,470	46,332	41,879
Net realized investment gains (losses)
Other-than-temporary impairment charges	—	—	(139)	—
All other net realized gains (losses)	856	(89)	6,400	1,676
Net realized investment gains (losses)	856	(89)	6,261	1,676
Other income (loss)	(141)	139	88	316
Total Revenues	$194,994	$176,029	$746,873	$673,282

Benefits, Losses and Expenses
Losses and loss settlement expenses	$105,089	$136,761	$437,353	$439,137
Amortization of deferred policy acquisition costs	38,584	36,089	147,175	134,444
Other underwriting expenses	18,772	13,267	73,626	63,620
Total Benefits, Losses and Expenses	$162,445	$186,117	$658,154	$637,201

Income (loss) before income taxes	$32,549	$(10,088)	$88,719	$36,081
Federal income tax expense (benefit)	9,300	(5,993)	21,263	2,569
Net income (loss)	$23,249	$(4,095)	$67,456	$33,512

GAAP combined ratio:
Net loss ratio - excluding catastrophes	55.9%	63.6%	58.6%	59.4%
Catastrophes - effect on net loss ratio	1.7	18.0	4.4	10.3
Net loss ratio	57.6%	81.6%	63.0%	69.7%
Expense ratio	31.4	29.5	31.8	31.5
Combined ratio	89.0%	111.1%	94.8%	101.2%

Statutory combined ratio:
Net loss ratio - excluding catastrophes	56.2%	64.3%	58.9%	60.2%
Catastrophes - effect on net loss ratio	1.7	18.0	4.4	10.3
Net loss ratio	57.9%	82.3%	63.3%	70.5%
Expense ratio	33.8	30.3	32.0	31.3
Combined ratio	91.7%	112.6%	95.3%	101.8%
(1) Data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

Life Insurance Financial Results
	Three Months Ended December 31,		Years Ended December 31,
(In Thousands)	2013	2012	2013	2012
Revenues
Net premiums written(1)	$15,024	$19,353	$60,642	$65,550
Net premiums earned	$15,032	$19,361	$60,654	$65,583
Investment income, net of investment expenses	18,170	16,875	66,467	70,026
Net realized investment gains (losses)
Other-than-temporary impairment charges	—	—	—	(4)
All other net realized gains	589	884	2,434	3,781
Net realized investment gains	589	884	2,434	3,777
Other income	209	168	614	575
Total Revenues	$34,000	$37,288	$130,169	$139,961

Benefits, Losses and Expenses
Losses and loss settlement expenses	$4,652	$4,939	$21,461	$20,569
Increase in liability for future policy benefits	11,105	14,786	37,625	43,095
Amortization of deferred policy acquisition costs	1,537	848	6,502	7,390
Other underwriting expenses	3,779	4,827	16,235	17,505
Interest on policyholders’ accounts	8,137	9,799	35,163	41,409
Total Benefits, Losses and Expenses	$29,210	$35,199	$116,986	$129,968

Income before income taxes	$4,790	$2,089	$13,183	$9,993
Federal income tax expense	1,513	412	4,499	3,293
Net income	$3,277	$1,677	$8,684	$6,700
(1) Net premiums written is a financial measure prepared in accordance with statutory practices, which is a comprehensive basis of accounting other than U.S. GAAP.

Net Premiums Written by Line of Business
	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
(In Thousands)
Net Premiums Written
Commercial lines:
Other liability(1)	$48,197	$46,817	$210,901	$205,344
Fire and allied lines(2)	39,774	33,376	169,507	137,997
Automobile	37,018	34,298	152,986	140,065
Workers’ compensation	18,209	16,750	85,443	73,501
Fidelity and surety	4,149	3,753	19,184	18,166
Miscellaneous	639	187	2,518	1,003
Total commercial lines	$147,986	$135,181	$640,539	$576,076

Personal lines:
Fire and allied lines(3)	$10,574	$10,992	$43,988	$42,279
Automobile	5,543	3,760	22,829	21,622
Miscellaneous	232	218	986	945
Total personal lines	$16,349	$14,970	$67,803	$64,846
Reinsurance assumed	4,691	4,877	14,479	14,409
Total	$169,026	$155,028	$722,821	$655,331
(1) “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(2) “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(3) “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Three Months Ended December 31,	2013			2012
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$52,793	$20,292	38.4%	$52,238	$27,432	52.5%
Fire and allied lines	42,974	23,204	54.0	34,610	28,461	82.2
Automobile	38,397	29,264	76.2	35,897	27,343	76.2
Workers' compensation	20,830	21,815	104.7	18,575	21,757	117.1
Fidelity and surety	5,062	(1,358)	(26.8)	4,933	1,431	29.0
Miscellaneous	671	(429)	(63.9)	256	(13)	(5.1)
Total commercial lines	$160,727	$92,788	57.7%	$146,509	$106,411	72.6%

Personal lines
Fire and allied lines	$11,038	$2,962	26.8%	$10,795	$16,686	154.6%
Automobile	5,700	5,695	99.9	4,994	4,373	87.6
Miscellaneous	246	668	271.5	237	(581)	(245.1)
Total personal lines	$16,984	$9,325	54.9%	$16,026	$20,478	127.8%
Reinsurance assumed	$4,700	$2,976	63.3%	$4,974	$9,872	198.5%
Total	$182,411	$105,089	57.6%	$167,509	$136,761	81.6%

Years Ended December 31,	2013			2012
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$199,548	$98,013	49.1%	$197,842	$98,225	49.6%
Fire and allied lines	165,081	95,158	57.6	131,975	110,429	83.7
Automobile	147,026	120,354	81.9	134,682	103,234	76.7
Workers' compensation	81,616	73,179	89.7	68,643	52,017	75.8
Fidelity and surety	18,746	(2,201)	(11.7)	17,713	3,038	17.2
Miscellaneous	1,861	126	6.8	991	265	26.7
Total commercial lines	$613,878	$384,629	62.7%	$551,846	$367,208	66.5%

Personal lines
Fire and allied lines	$42,949	$28,235	65.7%	$41,274	$39,319	95.3%
Automobile	22,185	16,872	76.1	20,890	15,372	73.6
Miscellaneous	774	2,637	NM	928	(423)	(45.6)
Total personal lines	$65,908	$47,744	72.4%	$63,092	$54,268	86.0%
Reinsurance assumed	$14,406	$4,980	34.6%	$14,473	$17,661	122.0%
Total	$694,192	$437,353	63.0%	$629,411	$439,137	69.8%
NM=Not meaningful